Exhibit 99.1


           Delta Mutual Announces Modification of Stock Option Grants


SELLERSVILLE, PA - July 10, 2006 - Delta Mutual, Inc. (DLTM.OB) specializing in energy recovery and construction services through environmentally-friendly technologies and products, announced that on July 3, 2006, the Company's Board of Directors approved the cancellation and re-issuance of stock options granted under the 2004 Stock Option Plan.

The Company cancelled options to purchase a total of 7,978,000 shares of Delta's common stock. These options were granted in November 2004, December 2005 and February 2006 to four employees and one employee of a subsidiary under the Company's 2004 Stock Option Plan. Exercise prices for these options ranged from $0.17 to $0.25 per share.

On July 3, 2006, the Board replaced these cancelled options by granting 7,978,000 new stock options with an exercise price of $0.11 per share. The new stock options are exercisable for a period of five years.


In accordance with Statement of Financial Accounting Standards No. 123 (R), the Company will incur a quarterly non-cash charge of approximately $44,000 per quarter beginning with the third quarter of 2006, and extending over the five-year period of the option grants. This non-cash charge represents the incremental compensation cost associated with the issuance of the new stock option grants.


About Delta Mutual
Delta Mutual, Inc. (www.deltamutual.com) specializes in energy recovery and construction services through environmentally-friendly technologies and products currently operating through joint ventures in the Middle East, Far East and Puerto Rico. Delta employs technologies that efficiently recover energy sources from soil, water and other waste streams while simultaneously improving existing environmental conditions. The Company also employs an energy efficient building material system for construction projects that are initially taking place in Puerto Rico. Delta can now provide its patent pending Delta Wall, a cost-effective and energy-efficient building system.

Forward Looking Statement
This Press Release contains forward-looking statements that involve risks and uncertainties, which may include statements about business strategy and development plans, plans for entering into new business, anticipated sources of funds, including the proceeds from future operations and plans, objectives, expectations and intentions contained in this Press Release that are not historical facts including "the Company will incur a quarterly non-cash charge of approximately $44,000 per quarter beginning in the third quarter of 2006 and extending over the five-year period of the option grants". Risk factors associated with these forward-looking statements include: raising the necessary capital to finance the facility, government approvals, the market for crude oil, processing efficiency, doing business in Indonesia and other risk factors as outlined in the Company's SEC filings. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those discussed in this Press Release. These risks are outlined in our SEC filings.


Contacts
Delta Mutual, Inc.             Investor & Public Relations
Peter F. Russo Harvey          Goralnick/Alison Hart
President & CEO                212-752-9445
215-258-2800                   DLTM@focuspartners.com